EXHIBIT 99.2

FINANCEMENT-QUÉBEC

FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2010

TABLE OF CONTENTS

MANAGEMENT’S REPORT	4
AUDITOR’S REPORT	5
FINANCIAL STATEMENTS	6
INCOME AND ACCUMULATED SURPLUS	6
STATEMENT OF FINANCIAL POSITION	7
CASH FLOWS	8
NOTES TO THE FINANCIAL STATEMENTS	9

Financement-Québec	2009-2010 Financial Statements

MANAGEMENT’S REPORT

The financial statements of Financement-Québec have been drawn up by the management of the Corporation, which is responsible for their preparation and their presentation, including significant judgements and estimates. This responsibility includes choosing appropriate accounting practices that satisfy Canadian generally accepted accounting principles. The financial information contained in the rest of the operational report agrees with the information given in the financial statements.

To carry out its responsibilities, the management of the Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that assets are protected and that operations are correctly accounted for in a timely fashion, are duly approved and are such as to produce reliable financial statements.

The management of the Corporation acknowledges that it is responsible for managing the affairs of the Corporation in accordance with the laws and regulations that govern it.

The Board of Directors must oversee how the Corporation’s management carries out the responsibilities incumbent on it in terms of financial information and it has approved the financial statements.

The Auditor General of Québec has audited the Corporation’s financial statements in accordance with Canadian generally accepted auditing standards, and his report sets out the nature and extent of this audit and expresses his opinion.

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

Québec City, June 1st, 2010,

Financement-Québec	2009-2010 Financial Statements

AUDITOR’S REPORT

To the Minister of Finance,

I have audited the statement of financial position of Financement-Québec as at March 31, 2010 and the statement of income and accumulated surplus as well as the statement of cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at March 31, 2010 and the results of its operations and its cash flows for the year then ended, in accordance with Canadian generally accepted accounting principles. As required by the Auditor General Act (R.S.Q., c. V-5.01), I report that, in my opinion, these principles have been applied on a basis consistent with that of the preceding year.

/s/ Renaud Lachance

Renaud Lachance, FCA auditor
Auditor General of Québec

Québec City, June 1st, 2010,

Financement-Québec	2009-2010 Financial Statements

FINANCIAL STATEMENTS

Income and Accumulated Surplus

For the fiscal year ended March 31, 2010

(Thousands of dollars)

	2010	2009
NET INTEREST INCOME
Interest on loans	644 928	643 229
Amortization of discounts and premiums on loans	139	591
Interest on borrowings and advances	(611 665)	(664 163)
Amortization of discounts and premiums on borrowings and advances	(1 935)	3 708
Interest on short-term investments	2 524	28 850

	33 991	12 215

OTHER OPERATIONS
Net issuance expenses charged to borrowers	8 899	6 554
Administration expenses charged to borrowers	3 726	2 865

	12 625	9 419

	46 616	21 634

OPERATION AND ADMINISTRATION EXPENSES
Wages, salaries and allowances	669	571
Professional, administrative and other services	203	21
Service agreement with the Financing Fund	231	372
Other	46	56

	1 149	1 020

SURPLUS FOR THE YEAR	45 467	20 614
ACCUMULATED SURPLUS AT THE BEGINNING	104 859	84 245

ACCUMULATED SURPLUS AT THE END	150 326	104 859

Financement-Québec	2009-2010 Financial Statements

Statement of Financial Position

As at March 31, 2010

(Thousands of dollars)

	2010	2009
ASSETS
Loans (note 3)	16 850 464	14 288 807
Accrued interest on loans	177 235	181 887

	17 027 699	14 470 694
Cash position	8	48
Short-term investments (note 4)	—	369 364
Accounts receivable	819	848

	17 028 526	14 840 954

LIABILITIES
Borrowings (note 5)	16 482 266	13 954 105
Advances from the Consolidated Revenue Fund (note 6)	209 573	602 005
Accrued interest on borrowings and advances	174 756	168 116
Accounts payable	981	715
Deferred income	624	1 154

	16 868 200	14 726 095
NET ASSETS
Capital stock (note 8)	100	100
Contributed surplus	9 900	9 900
Accumulated surplus	150 326	104 859

	17 028 526	14 840 954

The notes are an integral part of the financial statements.

FOR THE BOARD OF DIRECTORS

/s/ Nathalie Parenteau
Executive Vice President

/s/ Bernard Turgeon
President and Chief Executive Officer

Financement-Québec	2009-2010 Financial Statements

Cash Flows

For the fiscal year ended March 31, 2010

(Thousands of dollars)

	2010	2009
OPERATING ACTIVITIES
Surplus for the year	45 467	20 614
Adjustments for:
Amortization of discounts and premiums on loans	(139)	(591)
Amortization of discounts and premiums on borrowings and advances	1 935	(3 708)

	47 263	16 315

Changes in non-cash items related to operating activities:
Accrued interest on loans	4 652	3 847
Accounts receivable	29	(57)
Accrued interest on borrowings and advances	6 640	(4 708)
Accounts payable	266	352
Deferred income	(530)	(94)

	11 057	(660)

Cash flows from operating activities	58 320	15 655

INVESTING ACTIVITIES
Loans	(8 672 677)	(5 565 793)
Loan repayments	6 111 159	4 675 328

Cash flows used in investing activities	(2 561 518)	(890 465)

FINANCING ACTIVITIES
Short-term borrowings	13 262 642	11 994 167
Long-term borrowings	3 318 223	2 675 663
Repayments of advances from the Consolidated Revenue Fund	(390 624)	(8 848)
Repayments of long-term borrowings	(1 500 000)	(2 037 700)
Repayments of short-term borrowings	(12 556 447)	(12 410 829)

Cash flows from financing activities	2 133 794	212 453

CHANGE IN CASH AND CASH EQUIVALENTS	(369 404)	(662 357)
CASH AND CASH EQUIVALENTS AT THE BEGINNING	369 412	1 031 769

CASH AND CASH EQUIVALENTS AT THE END (note 9)	8	369 412

The notes are an integral part of the financial statements.

Financement-Québec	2009-2010 Financial Statements

NOTES TO THE FINANCIAL STATEMENTS

1. Constitution, Purpose and Financing

Financement-Québec (the Corporation) was incorporated under An Act respecting Financement-Québec (R.S.Q., c. F-2.01) which entered into force on October 1, 1999. The Corporation is a legal person with share capital and is a mandatary of the State.

The Corporation’s main mission is to supply financial services to public organizations covered by its act of incorporation. It finances them directly by granting them loans or by issuing debt securities on their behalf. It advises them to facilitate their access to credit and to minimize their financing costs and, to that end, it develops financing programs. It may also manage the financial risks of these organizations, in particular cash flow risks and exchange risks. The Corporation may also provide public organizations with technical services regarding financial analysis and management.

The Corporation charges loan issuance expenses to borrowers to offset those incurred by the Corporation on borrowings made. The Corporation also charges administration expenses to borrowers. The level of expenses charged is subject to government approval.

Financement-Québec issues debt securities that are guaranteed by the Québec government.

Financement-Québec is not subject to Québec or Canadian income tax.

Financement-Québec	2009-2010 Financial Statements

2. Accounting Principles

For the purposes of preparing its financial statements, the Corporation primarily uses the CICA Public Sector Accounting Handbook. Use of any other source of generally accepted accounting principles is consistent with that Handbook.

In accordance with Canadian generally accepted accounting principles, the preparation of the Corporation’s financial statements requires that management make use of accounting estimates and assumptions. These have an impact on the recognition of assets and liabilities, the presentation of assets and contingent liabilities on the date of the financial statements and the recognition of proceeds and charges during the period covered by the financial statements. The actual results may differ from these estimates.

Short-term Investments

Short-term investments are recorded at the lesser of cost and market value.

Borrowings and Advances from the Consolidated Revenue Fund

Borrowings and advances from the Consolidated Revenue Fund are recorded at the amount received at the time of issue, adjusted by the premium or discount amortized over the remaining term of each security using the straight-line method, to obtain the amount of principal repayable at maturity.

Currency Translation

Borrowings denominated in foreign currencies and repayable in Canadian currency under currency swap contracts are determined at the exchange rate stipulated in such contracts.

Cash and Cash Equivalents

The Corporation presents, under cash and cash equivalents, bank balances and short-term investments that are easily convertible in the short term into a known amount of cash whose value is not likely to change significantly.

Financial Derivatives

Financement-Québec uses financial derivatives to manage interest rate and exchange risks. It is the policy of the Corporation not to use financial derivatives for trading or speculative purposes.

The Corporation documents in due form the relations between hedging instruments and hedged items by associating all the financial derivatives used in hedging operations with specific assets and liabilities shown on the balance sheet or the statement of cash flows. The exchange risk management strategy and objective on which the various hedging operations are based are also documented. It also methodically determines, both when implementing the hedge and subsequently, whether the derivatives used in

Financement-Québec	2009-2010 Financial Statements

hedging operations effectively offset the changes in fair values or cash flows of the hedged items.

Gains and losses realized on derivatives by the Corporation are posted to the income statement at the same time as those associated with the hedged assets or liabilities.

3. Loans

Borrowers

(Thousands of dollars)

	March 31, 2010	March 31, 2009
School boards	5 453 604	4 734 271
General and vocational colleges	1 503 330	1 386 049
Health and social services institutions and agencies	6 920 395	5 526 629
University institutions and others	2 973 135	2 641 858

	16 850 464	14 288 807

Due in Fiscal year	March 31, 2010	March 31, 2009
2010	—	1 882 000
2011	1 836 701	364 087
2012	1 811 716	1 949 738
2013	1 801 967	1 771 971
2014	2 878 477	3 055 243
2015	4 236 989	2 704 107
2016-2035	4 284 614	2 561 661

	16 850 464	14 288 807

Loans maturing during the fiscal year ending March 31, 2011 include $1 504 097 071 of short-term loans. For the long-term loans, maturities and interest rates on loans made by the Corporation are, with a few exceptions, identical to those of advances received from the Consolidated Revenue Fund and the borrowings contracted for this purpose taking into consideration currency and interest rate swap contracts, if any. However, depending on the amounts available, the Corporation may make new loans from repayments of loans. These new loans are made at interest rates and maturities that may differ from the conditions of the advance or borrowing initially received. The balance of discounts and premiums on loans to be amortized over subsequent years was $134 539 as at March 31, 2010.

Financement-Québec	2009-2010 Financial Statements

4. Short-term Investments

(Thousands of dollars)

	March 31, 2010	March 31, 2009
Notes	—	275 384
Deposit certificates	—	44 000
Commercial paper	—	49 980

Total	—	369 364

5. Borrowings

(Thousands of dollars)

Due in Fiscal year	March 31, 2010		March 31, 2009
	Amount	Rate (%) [1]	Amount
Repayable in Canadian currency

2010			2 253 888
2011	1 860 082	3.7790 to 4.2075	400 000
2012	1 900 000	4.1600 to 5.2764	1 900 000
2013	1 020 000	4.1340 to 5.0625	1 020 000
2014	3 656 000	3.1350 to 5.1230	3 656 000
2015	3 442 000	2.8175 to 4.7203	1 857 000
2016	1 809 400	3.0690 to 6.3930	1 509 400
2017	724 000	3.1310 to 3.5440	—
2035	1 276 150	4.8770 to 5.5800	590 900

	15 687 632		13 187 188
Plus: Currency swap contracts in Canadian currency	782 000		782 000
Plus (minus): Deferred premiums and discounts on borrowings and advances	12 634		(15 083)

Total in Canadian currency	16 482 266		13 954 105

Financement-Québec	2009-2010 Financial Statements

Due in Fiscal year	March 31, 2010		March 31, 2009
	Amount	Rate (%)	Amount
Balance forward	16 482 266		13 954 105

Repayable in United States currency
2013	782 000	5.3910 to 5.8200	782 000
Less: Currency swap contracts in Canadian currency	782 000		782 000

Total in United States currency	—		—

Total borrowings	16 482 266		13 954 105

Note:	All these borrowings are repayable solely at maturity. Borrowings maturing during the fiscal year ending March 31, 2011 include $1 460 082 347 of short-term borrowings. All borrowings are guaranteed by the Québec government. Short-term borrowings bear interest at rates varying from 0.17852% to 0.47961%.

(1)	Also includes floating rates borrowings, at the rate of 3-month bankers’ acceptances plus a spread varying between minus 0.45537% and plus 1.8%.

Financement-Québec	2009-2010 Financial Statements

6. Advances from the Consolidated Revenue Fund

(Thousands of dollars)

Due in Fiscal year	March 31, 2010		March 31, 2009
	Amount	Rate (%)	Amount
Repayable in Canadian currency
2010	—		387 350
2012	59 826	9.5000	61 360
2023	145 185	9.3750	146 925

	205 011		595 635
Plus:
Deferred premiums and discounts	4 562		6 370

Total advances from the Consolidated Revenue Fund	209 573		602 005

The amounts of principal payments to be made on advances from the Consolidated Revenue Fund over the next five fiscal years are as follows:

(Thousands of dollars)

Fiscal year	Amount
2011	3 274
2012	60 032
2013	1 740
2014	1 740
2015	1 740

Financement-Québec	2009-2010 Financial Statements

7. Financial Instruments

Financement-Québec uses interest rate swap contracts to manage interest rate risks on its financial intermediation activities. Interest rate swap contracts give rise to the periodic exchange of interest payments without an exchange of the reference face amount on which the payments are based and are recorded as an adjustment to the interest expense on the hedged borrowing instrument. The volume of interest rate swap contracts in Canadian currency as at March 31, 2010 is $14 882 million (March 31, 2009: $16 921 million).

Financement-Québec also uses currency swap contracts to manage its risk exposure under certain borrowing instruments denominated in foreign currencies. The Corporation shows currency swap contracts as hedging of its firm commitments to pay the principal and interest on the debt denominated in foreign currencies, failing which it would be exposed to a foreign exchange risk. Exchange gains and losses on the principal covered by swap contracts are offset by corresponding exchange losses and gains on the debt denominated in foreign currencies.

The fair value of Financement-Québec’s assets and liabilities as at March 31, 2010 was valued by discounting cash flows at the market rate for similar fixed-rate securities. Interest rate and currency swap contracts are used solely for hedging purposes and are valued in the same way as assets and liabilities.

(Thousands of dollars)

	March 31, 2010		March 31, 2009
	Book value	Fair value	Book value	Fair value
Borrowings and Advances
Borrowings	16 482 266	16 540 589	13 954 105	14 262 810
Advances from the Consolidated Revenue Fund	209 573	275 601	602 005	671 293
Currency swap contracts	—	237 754	—	94 463
Interest rate swap contracts	—	182 165	—	401 447

Total for borrowings and advances	16 691 839	17 236 109	14 556 110	15 430 013

Loans

Total for loans	16 850 464	17 439 899	14 288 807	15 067 761

The value of short-term financial instruments presented in this table and the value of the other financial instruments corresponds essentially to book value in view of their nature or the short-term maturity of these instruments.

Financement-Québec	2009-2010 Financial Statements

8. Capital Stock

Description

Authorized:

1 000 000 shares with a par value of $100 each.

Issued and paid for:

1 000 shares: $100 000

The Corporation’s shares are held by the Minister of Finance of Québec.

9. Cash Flows

(Thousands of dollars)

	March 31, 2010	March 31, 2009
Cash and cash equivalents
Cash position	8	48
Short-term investments	—	369 364

	8	369 412

Interest paid by the Corporation during the year amounted to $610 188 002 (2009: $678 020 061).

10. Related Party Transactions

In addition to the related party transactions already disclosed in the financial statements and recorded at exchange value, the Corporation is related to all the ministries and special funds as well as all the organizations and enterprises controlled directly or indirectly by the Québec government or subject either to joint control or to significant common influence by the Québec government. All the Corporation’s business transactions with these related parties were carried out in the normal course of its activities and under usual business conditions. These transactions are not separately disclosed in the financial statements.